Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACTS:
J. Thomas Parmeter                             Investors/Media:
President                                      Stephanie Carrington/Jason Rando
Janis Y. Neves                                 The Ruth Group
Director of Finance & Administration           (646) 536-7017/(646_ 536-70025
(858) 558-6064                            scarrington@theruthgroup.com
info@ppti.com                                  jrando@theruthgroup.com

           PROTEIN POLYMER TECHNOLOGIES NAMES DONALD KAPLAN PRESIDENT
                           AND CHIEF OPERATING OFFICER

      SAN DIEGO, April 8, 2004 -- Protein Polymer Technologies, Inc. (OTC Bulletin Board: PPTI) announced today the appointment of Donald S. Kaplan, Ph.D. as President and Chief Operating Officer, effective today. J. Thomas Parmeter will remain Chairman and Chief Executive Officer.

      Dr. Kaplan, age 57, has served as Protein Polymer Technologies Senior Advisor, Adhesives and Sealants, since April 2003, directing product development for the surgical adhesive and sealant program. Previously, Dr. Kaplan was Senior Vice President, Operations and Technology at United States Surgical Corporation (now a subsidiary of Tyco, Inc.), where he was responsible for research and development, quality control, regulatory affairs and manufacturing. Prior to U.S. Surgical, Dr. Kaplan was Head of Research and Development at ORMCO, a division of American Hospital Supply and Manager of R&D for Davis and Geck, then a division of American Cyanamid. He holds a B.S. degree from Fairleigh Dickenson University, a Ph.D. in polymer chemistry from Adelphi University, and was a Postdoctoral Fellow in Chemical Engineering at the California Institute of Technology.

      "For the past year, Dr. Kaplan has directed surgical adhesive and sealant product development where he has successfully advanced the initial sealant product through its research and formulation development. As President and Chief Operating Officer, he will lead Protein Polymer through its next stage of development with a primary focus on the completion of the clinical trials for our tissue augmentation products and the continued development and testing of our surgical sealant and adhesive products," commented J. Thomas Parmeter, Chairman. "In my new role, I will concentrate on corporate fund raising efforts, financial and investor communications, and new business development initiatives."

      Dr. Kaplan, President, noted, "Protein Polymer is at a key stage in its evolution and I firmly believe that over the next two years we will be positioned to complete


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regulatory  approvals,  establish  strategic  marketing  alliances  and commence product sales for the tissue augmentation and sealant products. Protein Polymer's scientific team has developed a tremendous, proprietary technology base that, I believe, can be directed into a wide variety of medical and surgical products to address very large market opportunities. PPTI, by combining traditional polymer chemistry and modern biology into a new class of bio-active materials, has the potential to revolutionize the design and utility of medical devices. Drawing upon my extensive background in the development of surgical products, I am delighted to join the PPTI team and look forward to helping build this medical products company."

      Protein Polymer Technologies, Inc. is a San Diego-based company focused on developing bioactive products to improve medical and surgical outcomes. From its inception in 1988, PPTI has been a pioneer in protein design and synthesis, developing an extensive portfolio of proprietary biomaterials. These genetically engineered biomaterials are high molecular weight proteins, processed into products with physical and biological characteristics tailored to specific clinical performance requirements. Targeted products include urethral bulking agents for the treatment of stress urinary incontinence, dermal augmentation products for cosmetic and reconstructive surgery, surgical adhesives and sealants, scaffolds for wound healing and tissue engineering, and depots for local drug delivery. To date, PPTI has been issued twenty-five U.S. Patents on its core technology with corresponding issued and pending patents in key international markets.

      This press release contains forward-looking statements that are based on management's views and expectations. Actual results could differ materially from those expressed here; further, the Company is not obligated to comment specifically on those differences. Risks associated with the Company's activities include raising adequate capital to continue operations scientific and product development uncertainties, competitive products and approaches, continuing collaborative partnership interest and funding, regulatory testing and approvals, and manufacturing scale up. The reader is encouraged to refer to the Company's 2002 and 2003 Annual Report Form 10-KSB and other recent filings with the Securities and Exchange Commission, copies of which are available from the Company, to further ascertain the risks associated with the above statements.